Exhibit 99.1

   UNITED FINANCIAL CORP.

FOR IMMEDIATE RELEASE
April 27, 2005      6:00 a.m. MT

Contact:   Kurt R. Weise
Chairman & CEO
763-512-5299

UNITED FINANCIAL CORP. ANNOUNCES MARCH 31, 2005 EARNINGS
AND DECLARES QUARTERLY DIVIDEND

HIGHLIGHTS:   Total assets of $352 million; Q1 Net interest income up 7.9%; 2005 Q1 Net loans up over 15% over Q1 2004.

Great Falls, Montana April 27, 2005 — United Financial Corp. (“United”) (NASDAQ-UBMT) today reported net income for the quarter ended March 31, 2005 of $867,845, or basic earnings per share of $.36 and $.34 on a fully diluted basis. This compares to March 31, 2004 of $974,190, or basic earnings per share of $.40 and $.39 per share on a fully diluted basis. Included in March 31, 2004 earnings were $121,068 of gains on sales of investment securities, net of tax, or $.05 per basic and fully diluted earnings per share. Excluding these investment securities gains, March 31, 2004 basic earnings per share would have been $.35 and $.34 on a fully diluted basis.

United’s assets at March 31, 2005 were $352 million, an increase of 11.7% from a year ago. Net loans were $273 million at March 31, 2005 compared to $236 million at March 31, 2004, an increase of 15.8%. Net interest income rose to $3.3 million in the quarter ended March 31, 2005, compared to $3.0 million in the quarter ended March 31, 2004. United’s shareholders’ equity was $30.7 million at March 31, 2005 and book value per share was $12.55. Outstanding shares at March 31, 2005 were 2,444,634, compared to 2,429,773 March 31, 2004.

Chairman and CEO, Kurt Weise, said, “We are pleased with this quarter in terms of loan growth and the overall progress we have made in our new markets. Considering the first quarter is typically our slowest, the nearly 8% increase in net interest income bodes well for future quarters. Asset quality remained very good with non-performing loans only .17% of total loans.”

United’s net interest margin was 4.10% in the first quarter of 2005 compared to 4.07% in the first quarter of 2004. Non-performing loans totaled $.5 million at March 31, 2005 compared to .7 million at March 31, 2004. United’s past due and non-accrual loans totaled .17% of loans at March 31, 2005 compared to .30 % of loans at March 31, 2004, compared to .59 % for that of its peer bank holding companies at December 31, 2004 the most recent peer information available.

United declared a regular quarterly dividend of $.28 per share, to share holders of record on May 18, 2005, payable June 1, 2005.

Forward-Looking Statements
When used in this press release, the words or phrases ‘will likely result in’, ‘are expected to’, ‘will continue’, ‘is anticipated’, ‘estimate’, ‘could’, or ‘project’ or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in the company’s most recent Annual Report on Form 10-K for the period ending December 31, 2004 and other documents the company files from time to time with the Securities and Exchange Commission.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, a full service community bank with fifteen locations in Montana.

United Financial Corp.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004

Income statement amounts
Net interest income	$3,281	3,040
Provision for losses on loans	—	52
Noninterest income
Investment securities gains	—	194
Gain on the sale of loans	537	569
Other	292	306
Noninterest expense	2,717	2,494
Earnings before income taxes	1,393	1,563
Income taxes	525	589
Net earnings	868	974

Per common share data
Net earnings
- basic	0.36	0.40
- diluted	0.34	0.39

Cash dividends	0.280	0.270

Book value	12.55	13.32

Balances at end of period
Loans, gross	276,799	239,804
Allowance for losses on loans	3,625	3,804
Nonperforming assets
Nonperforming loans	466	726
Foreclosed properties	—	525

Available for sale investment securities	37,609	40,382
Total assets	351,722	314,782
Goodwill	1,422	1,422
Total deposits	254,214	236,689
Total stockholders’ equity	30,692	32,370

Other supplemental information
Net earnings
Return on average assets	1.00%	1.24%
Return on average common equity	11.39%	12.02%
Allowance for loan losses to loans	1.31%	1.59%
Common shares outstanding (end of period, in thousands)	2,445	2,430

Net interest margin	4.10%	4.07%

Shareholders’ equity
to total assets	8.73%	10.28%

Dividend payout ratio	77.78%	67.50%